Exhibit 16.1

[Letterhead of Rehmann Robson]

October 14, 2013

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated October 14, 2013 (the "Report"), of SPAR Group, Inc. ("SGRP"), and are in agreement with the statements contained in the Report as they pertain to Rehmann. We have no basis to agree or disagree with other statements of SGRP contained therein.

Very truly yours,

/s/ Rehmann Robson

Rehmann Robson

Troy, Michigan

October 14, 2013